SCHEDULE 14A

                                    (RULE 14A-101)



                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                       EXCHANGE ACT OF 1934 (AMENDMENT NO.    )



Filed by the registrant



Filed by a party other than the registrant



Check the appropriate box:



  Preliminary proxy statement                    Confidential, For Use of the

                                                 Commission Only

X    Definitive proxy statement              [as Permitted by rule 14a-6(e)(2)]

     Definitive additional materials

     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12




                     THE BOMBAY COMPANY, INC.

                (Name of Registrant as Specified in Its Charter)

                  Michael J. Veitenheimer, Vice President,

                      Secretary and General Counsel

                    (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

X    No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:



        (2)  Aggregate number of securities to which transactions applies:



       (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set

            forth the amount on which filing fee is calculated and state how it was determined):



        (4)  Proposed maximum aggregate value of transaction:



          (5)  Total fee paid:



     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule

     0-11(a)(2) and identify the filing for

     which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the

     form or schedule and the date of its filing.



     (1)  Amount previously paid:

________________________________________________________________________________


     (2)  Form, Schedule or Registration Statement No.:

________________________________________________________________________________


     (3)  Filing Party:

________________________________________________________________________________


     (4)  Date Filed:

________________________________________________________________________________






                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                  MAY 17, 2001



To the Shareholders:



      The Annual Meeting of Shareholders of The Bombay Company, Inc. will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center

Complex, 3220 Botanic Garden Blvd., Fort Worth, Texas, on May 17, 2001, at 9:00

a.m. (C.D.T.) for the following purposes:



     1.   To elect three directors in Class A to serve for three-year terms expiring in 2004, or until their successors are elected and qualified;



     2.   To consider and act upon a proposal submitted by a shareholder regarding the sale of the Company to the highest bidder; and



     3.   To transact such other business as may properly come before the meeting or any adjournment(s) thereof.



      By resolution of the Board of Directors, only shareholders of record as of the close of business on March 20, 2001, are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  The Annual

Report of the Company, including financial statements for the fiscal year ended

February 3, 2001, has been mailed to all shareholders.



      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.  WHETHER

OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY

AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN

THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.





                                            By Order of the Board of Directors





                                                     MICHAEL J. VEITENHEIMER

                                                  Vice President, Secretary

                                                    and General Counsel



Fort Worth, Texas

April 12, 2001



                            THE BOMBAY COMPANY, INC.

                                550 Bailey Avenue

                             Fort Worth, Texas 76107

                                 (817) 347-8200



                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS



                                  MAY 17, 2001



      The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Thursday, May 17, 2001.  This

Notice, Proxy Statement and enclosed form of proxy will be mailed to shareholders beginning Thursday, April 12, 2001.



                                     VOTING



WHO CAN VOTE

      Only shareholders of record at the close of business on March 20, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.  On that date the Company had 32,913,502 shares of

Common Stock outstanding.  Each share of Bombay Common Stock you own entitles you to one vote.



      EMPLOYEE BENEFIT PLAN SHARES.  If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as shares of record you own, if any.  The trustee for each plan will cause votes to be cast in accordance with your instructions.

Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.



HOW YOU CAN VOTE

      If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:



        VOTE BY INTERNET, by going to the web address

       http://www.eproxyvote.com/bba and following the instructions for

       Internet voting shown on the enclosed proxy card.



        VOTE BY PHONE, by dialing 1-877-779-8683 and following the instructions for telephone voting shown on the enclosed proxy card.



        VOTE BY PROXY CARD, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.  If you vote by Internet or phone, please do not mail your proxy card.



      If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy

Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.



      IF YOU WOULD LIKE TO VOTE ON ALL PROPOSALS IN ACCORDANCE WITH THE

RECOMMENDATIONS OF THE BOARD OF DIRECTORS, THERE IS NO NEED FOR YOU TO SPECIFY

YOUR VOTE ON THE INDIVIDUAL PROPOSALS.  JUST SIGN AND RETURN YOUR CARD, OR

INDICATE BY INTERNET OR PHONE YOUR DESIRE TO VOTE AS RECOMMENDED BY THE BOARD.

THE NAMED PROXIES WILL VOTE YOUR SHARES FOR THE ELECTION OF ALL NOMINEES FOR

DIRECTOR AS DESCRIBED UNDER PROPOSAL ONE - ELECTION OF DIRECTORS, AND AGAINST

PROPOSAL TWO - SHAREHOLDER PROPOSAL.



      If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting.

The named proxies will vote your shares as you direct.  You have three choices on each matter to be voted on.  For the election of directors, you may (1) vote

FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3)

WITHHOLD your vote from nominees you designate.  See Proposal One - Election of

Directors.  For the other proposal, you may vote "FOR", "AGAINST" or "ABSTAIN"

from voting.



HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

      If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

        Sending written notice of revocation to the Company's Corporate

       Secretary.

        Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions or (2) following the telephone voting instructions or (3) completing,

       signing, dating and returning a proxy card to the Company.

        Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.



QUORUM AND VOTE REQUIREMENTS

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual

Meeting.  Shares represented by proxies marked "Abstain" or "Withheld" and

"broker non-votes" are counted in determining whether a quorum is present.  A

"broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.



      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors.  Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy. "Broker non-votes" are not counted, but abstentions and withheld votes are counted, in determining the total number of votes cast on a proposal.  An abstention or withheld vote has the effect of a negative vote.



HOW PROXIES ARE SOLICITED

      The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company.  In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone.  In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies.  The Company will reimburse such persons for their expenses in so doing.  To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies.  Whether such a measure will be necessary depends entirely upon how promptly proxies are received.  No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                               SECURITY OWNERSHIP



SHAREHOLDERS WHO OWN MORE THAN FIVE PERCENT OF THE COMPANY



      The following table sets forth information based upon the records of the

Company and filings with the Securities and Exchange Commission as of March 20,

2001, with respect to each person known to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.


                                       AMOUNT AND NATURE
                 NAME AND ADDRESS OF    OF BENEFICIAL       PERCENT OF
TITLE OF CLASS   BENEFICIAL OWNER       OWNERSHIP (1)       CLASS
Common Stock     State of Wisconsin     3,794,300 shares    11.5%
                 Investment Board
                 P.O. Box 7842
                 Madison, WI 53707

Common Stock     Dimensional Fund       2,928,890 shares     8.9%
                 Advisors Inc.
                 1299 Ocean Avenue
                 11th Floor
                 Santa Monica, CA
                 90401

___________


(l)  Shares are deemed to be "beneficially owned" by a person if such person,

     directly or indirectly, has or shares (i) the voting power thereof,

     including the power to vote or to direct the voting of such shares, or (ii)

     the investment power with respect thereto, including the power to dispose or direct the disposition of such shares.  In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.


SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS



      The table below sets forth as of March 20, 2001, the numbers of shares of

Common Stock beneficially owned by each director and director nominee of the

Company, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.


TITLE OF                                    AMOUNT AND NATURE          PERCENT OF
CLASS          NAME OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP(1)    CLASS
Common Stock   Barbara Bass                    125,520 (2)                  *
Common Stock   Elaine D. Crowley               162,355 (3)                  *
Common Stock   Glenn E. Hemmerle               23,600 (4)                   *
Common Stock   James A. Marcum                 17,000 (5)                   *
Common Stock   Carmie Mehrlander               441,839 (6)                1.3%
Common Stock   Brian N. Priddy                 218,746 (7)                  *
Common Stock   Julie L. Reinganum              2,000 (8)                    *
Common Stock   Bruce R. Smith                  9,000 (9)                    *
Common Stock   Nigel Travis                    5,862                        *
Common Stock   Michael J. Veitenheimer         143,948 (10)                 *
Common Stock   Steven C. Woodward              198,245 (11)                 *
Common Stock   All present executive         1,466,715 (12)               4.3%
               officers and directors
               as a group
              (14 persons)
____________

*Less than one percent (1%)



 (1)Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated below.  Includes shares which may be acquired by the exercise of options within 60 days after March 20,

     2001.  Does not include units acquired in lieu of cash retainers and meeting fees under the Stock Deferral Plan for Non-Employee Directors and the Non-Employee Director Equity Plan, unless the related shares may be acquired within 60 days.



 (2)Includes 37,062 shares which may be acquired upon exercise of options.  Ms.

     Bass disclaims beneficial ownership of 50,000 shares listed above which are owned by her spouse.  Does not include 18,273 Stock Deferral Plan units.



 (3)Includes 129,863 shares which may be acquired upon exercise of options.



 (4)Includes 18,200 shares which may be acquired upon exercise of options.

     Does not include 24,506 Stock Deferral Plan units.



 (5)Includes 12,000 shares which may be acquired upon exercise of options.



(6)    Includes 233,000 shares which may be acquired upon exercise of options.

       Includes 100,000 shares of restricted stock subject to forfeiture in certain circumstances.



 (7)Includes 111,921 shares which may be acquired upon exercise of options.

     Includes 50,000 shares of restricted stock subject to forfeiture in certain circumstances.



 (8)Does not include 862 Stock Deferral Plan units.



 (9)Includes 6,000 shares which may be acquired upon exercise of options.



(10)Includes 140,932 shares which may be acquired upon exercise of options.



(11)Includes 95,001 shares which may be acquired upon exercise of options.

     Includes 60,500 shares of restricted stock subject to forfeiture in certain circumstances.



(12)Includes 874,648 shares which may be acquired upon exercise of options.


                              ELECTION OF DIRECTORS



                                  (PROPOSAL 1)



      The Certificate of Incorporation of the Company provides that the members of The Bombay Company, Inc. Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, with one class being elected each year.  The terms of office of the directors in Class A expire with this Annual Meeting.  Mr. Robert S. Jackson died on August 1, 2000, and Ms. Julie L. Reinganum was subsequently elected to fill the vacancy for the unexpired portion of his term ending in 2001.  Mr.

Edmund H. Damon retired from the Board on November 9, 2000.  The Board of

Directors subsequently elected Mr. Nigel Travis to the position vacated by Mr.

Damon for the unexpired portion of his term ending in 2003.  Mr. George B. Cobbe and Mr. Robert E. Runice retired from the Board on February 8, 2001.  The

Governance and Nominations Committee of the Board is seeking new director candidates for these two vacancies.



      To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the Annual

Meeting.  The persons named in the enclosed form of Proxy, unless otherwise directed, intend to vote such Proxy FOR the election of the nominees named below as directors for the term specified.  If any nominee becomes unavailable for any reason, the persons named in the form of Proxy are expected to consult with management in voting the shares represented by them.  Management has no reason to doubt the availability of any of the nominees to serve and no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected to office.  Except as limited by the Certificate of Incorporation or

Bylaws, to the knowledge of management, the nominees intend to serve the term for which election is sought.  Cumulative voting is not permitted by the

Certificate of Incorporation.



      The Board of Directors has nominated three persons for election as directors in Class A at this Annual Meeting to serve for three-year terms expiring in 2004 or until their successors are elected and qualified.  Ms.

Barbara Bass, Ms. Julie L. Reinganum and Mr. Bruce R. Smith are currently serving as directors and have consented to serve upon election.





                    DIRECTORS WHO ARE NOMINATED FOR ELECTION





                               PRINCIPAL                  DIRECTOR  TERM TO
DIRECTOR'S NAME     AGE        OCCUPATION                  SINCE    EXPIRE
Barbara Bass         50   Private Investor                  1993      2004

Julie L.             45   President and Chief Executive     2000      2004
Reinganum                 Officer, Pacific Rim Resources,
                          Inc.

Bruce R. Smith       59   Business Consultant and former    1999      2004
                          Chairman, President & Chief
                          Executive Officer, Integration
                          Alliance Corporation




                CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING




                                       PRINCIPAL              DIRECTOR  TERM TO
DIRECTOR'S NAME     AGE               OCCUPATION                SINCE    EXPIRE
Glenn E. Hemmerle    55   President and Chief Executive          1997      2003
                          Officer, Miracle-Ear, Inc.

James A. Marcum      41   Business Consultant and former         1999      2002
                          Vice Chairman and Chief Financial
                          Officer, Stage Stores, Inc.

Carmie Mehrlander    49   Chairman of the Board, President       1998      2002
                          and    Chief Executive Officer of
                          the Company

Nigel Travis         51   President, Worldwide Stores            2000      2003
                         Division, Blockbuster, Inc.


     Additional information regarding the three nominees for election as directors and the continuing directors of the Company is as follows:



NOMINEES



     Barbara Bass has been a director of the Company since February 17, 1993.

She previously served as President and Chief Executive Officer of the Emporium

Weinstock division of Carter Hawley Hale Stores, Inc., a department store chain,

from 1989 to 1992.  During 1987 and 1988, Ms. Bass served as Chairman of the

Board and Chief Executive Officer of I. Magnum, a division of Federated

Department Stores.  Prior thereto, from 1980 until 1987 Ms. Bass was employed by

Bloomingdales, a division of Federated Department Stores, serving as Executive

Vice President from 1985 until 1987, Senior Vice President from 1983 until 1985,

Merchandising Vice President from 1981 until 1983, and Operating Vice President during 1980 and 1981.  Prior to joining Bloomingdales, Ms. Bass spent eight years in fashion retailing at Macy's California and Burdine's.  Ms. Bass also serves on the Boards of Directors for DFS Group Limited, Starbucks Corporation

and bebe stores, inc.



     Julie L. Reinganum has been a director of the Company since August 23,

2000.  She is President and CEO of Pacific Rim Resources, a management consulting firm serving multinational corporations, a position held since 1988.

Prior thereto, Ms. Reinganum held positions at American International Group from

1986 to 1988 and at Pacific Telesis International from 1984 to 1986.  From 1979 to 1982 she worked at the National Committee on US-China Relations.  Ms.

Reinganum serves on the boards of the Stanford University Graduate School of

Business ACT program, the Hopkins Nanjing Center for Chinese and American

Studies, the University of San Francisco Center for the Pacific Rim and Golden

Javelin Ltd., a Hong Kong investment firm.



     Bruce R. Smith joined the Board on September 17, 1999.  Mr. Smith is a business consultant in the technology industry with particular emphasis on e-

commerce and customer relationship management systems.  He is a principal with

Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice.  From 1994 to 1998, Mr.

Smith served as CEO, President and Chairman of Integration Alliance Corporation,

a distribution, integration and marketing company that provided a high value,

complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments.  Prior thereto, he was President, Client Systems Company of

Distribution Resources Corporation from 1991 to 1994.  Mr. Smith also serves on the Board of Directors of Alternative Resources Corporation.



CONTINUING DIRECTORS



     Glenn E. Hemmerle was elected to the Board of Directors on May 1, 1997.  He currently serves as President and Chief Executive Officer of Miracle-Ear, Inc.,

a manufacturer and retailer of hearing aid devices with over 1,000 international retail outlets.  He previously held similar positions at The Johnny Rockets

Group, Inc., a chain of 117 restaurants with locations in the United States,

Australia, the Middle East, Japan and Canada.  Prior to joining Johnny Rockets on February 12, 1997, Mr. Hemmerle was President and Chief Executive Officer of

Pearle Vision, a subsidiary of Grand Metropolitan, P.L.C. from August 1994 to

September 1996.  Prior thereto, he served as President and Chief Executive

Officer of Crown Books from 1992 to 1994 and held the same position at Athlete's

Foot Group, Inc. from 1987 until 1992.  Mr. Hemmerle also serves on the Board of

Directors of Monarch Dental Corporation.



     James A. Marcum was elected to the Board of Directors in May 1999 and, on

August 24, 2000, was elected Lead Director.  Mr. Marcum is a business consultant after serving in an executive capacity and as a board member of Lids Corporation from October 2000 until January 2001 and, prior thereto, as Vice Chairman and

Chief Financial Officer for Stage Stores, Inc.  He joined Stage Stores in June

1995 as Executive Vice President and Chief Financial Officer.  Prior to joining

Stage Stores, Mr. Marcum served in various positions at Melville Corporation from 1983 to 1995, including Senior Vice President and Chief Financial Officer of Marshalls, Inc. from 1989 to 1990 and as Treasurer of Melville from 1990 to

1995.



     Carmie Mehrlander was named Chief Executive Officer of the Company on

February 7, 2000, and re-assumed the duties of President on March 7, 2000.  She was further elected Chairman of the Board on August 24, 2000.  She served as

President and Chief Operating Officer of the Company since February 12, 1998,

and joined the Board of Directors on March 26, 1998.  Prior to joining the

Company, Ms. Mehrlander served as Executive Vice President-Merchandising for

Home Shopping Network from June 1996 to June 1997, and as Divisional Vice

President of Sears Merchandise Group from August 1993 to June 1996.  Prior to joining Sears, she was Group Vice President of Macy's South from July 1990 to

August 1993 following 13 years of fashion retailing at Abraham & Straus and

Macy's (Bamberger's).



     Nigel Travis was elected to the Board of Directors on August 23, 2000.  He currently serves as President, Worldwide Stores Division of Blockbuster, Inc.

His previous positions at Blockbuster include President, Worldwide Retail

Operations from 1998 to 1999, Executive Vice President and President,

International from 1997 to 1998 and Senior Vice President, Europe from 1994 to

1997.  Prior to Blockbuster, Mr. Travis was employed by Grand Metropolitan from

1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England.  Mr.

Travis also served as the senior independent director and was a member of the

Audit Committee of the Board of Directors of Limelight, Pic UK from October 1996 to August 2000.



MEETINGS AND COMMITTEES OF THE BOARD



     For the fiscal year ended February 3, 2001, the Board of Directors met six times.  No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings.  The Board has three standing

Committees,described below.  Committee appointments are reviewed by the Board at its meeting following each annual meeting of shareholders.



     The Board of Directors has an Audit and Finance Committee currently composed of the following directors: James Marcum (Chairperson), Glenn Hemmerle and Nigel Travis.  The Audit and Finance Committee assists the Board in fulfilling its responsibility to shareholders relating to the quality and integrity of the Company's financial reports and accounting and reporting practices.  Its members may not be employees of the Company ("outside directors") and must have no relationship to the Company that would interfere with a director's independence from management and the Company, including independence within the meaning of applicable New York Stock Exchange listing standards.  Its duties include reviewing the qualifications, independence and performance of the Company's independent public accountants; reviewing the scope, magnitude and budgets of all examinations of the Company's financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving of the cost and types of audit and non-audit services performed by independent public accountants; meeting with independent public accountants not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company's Standards of Business Ethics and monitoring compliance; reviewing the effectiveness of the internal audit function and reports; ascertaining compliance with recent accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues, and notifying the Board of major problems or deficiencies discovered with respect to its duties.  The duties and responsibilities of the Committee are more fully described in the

Audit and Finance Committee Charter, which is attached as Exhibit A to this

Proxy Statement.  Six meetings of the Committee were held during Fiscal 2000.



     The Board of Directors has a Compensation and Human Resources Committee

currently composed of the following directors: Barbara Bass (Chairperson), Julie

Reinganum and Bruce Smith.  The Compensation and Human Resources Committee is

primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters.  The Committee also recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers.  The Committee, comprised entirely of non-employee directors, met three times during the fiscal year.



     The Board of Directors has a Governance and Nominations Committee currently composed of the following directors:  Nigel Travis (Chairperson), Barbara Bass and James Marcum.  The Governance and Nominations Committee was formed on

November 9, 2000 to make recommendations to the Board of Directors regarding candidates for election to the Board and concerning the size, structure,

composition and functioning of the Board of Directors as well as other corporate governance issues.  Recommendations of director candidates by shareholders should be forwarded to the Secretary of the Company and should identify the nominee by name and provide detailed information concerning his or her qualifications.  The Company's Bylaws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director.  See discussion under "Shareholder Proposals and Director Nominations."



AUDIT AND FINANCE COMMITTEE DISCLOSURE



     The Audit and Finance Committee of the Board is responsible for, among other things, considering the appointment of the independent auditors for the

Company, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with internal and independent auditors.  Under the rules of the New

York Stock Exchange, all of the members of the Audit and Finance Committee are independent.



     In 2000, the Audit and Finance Committee approved and adopted an Audit and

Finance Committee Charter, which is attached to this Proxy Statement as Exhibit

A.  Fees paid to PricewaterhouseCoopers LLP for the last fiscal year were:

Audit $153,000; Financial information systems design and implementation fees $0;

and All other fees $94,000.



REPORT OF THE AUDIT AND FINANCE COMMITTEE



     In connection with the financial statements of the Company as of and for the fiscal year ended February 3, 2001, the Audit and Finance Committee (1)

reviewed and discussed the audited financial statements with management; (2)

discussed with the independent auditors the matters required by Statement on

Auditing Standards No. 61; and (3) received and discussed with the independent auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence.  Based upon these reviews and discussions, the Audit and Finance

Committee has recommended to the Board of Directors, and the Board of Directors

has approved, that the Company's audited financial statements be included in the

Company's Securities and Exchange Commission Annual Report on Form 10-K for the

fiscal year ended February 3, 2001.



THE AUDIT AND FINANCE COMMITTEE



James A. Marcum, Chairman

Glenn E. Hemmerle

Nigel Travis



COMPENSATION OF DIRECTORS



     A.  Cash Compensation.  A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board.  For the fiscal year ended February 3, 2001, non-employee directors received cash compensation consisting of an annual retainer of

$18,500, and a $1,000 fee for each Board meeting and each Committee meeting attended.  Committee Chairpersons received an additional annual retainer of

$4,000 for Committee work.  These amounts reflect no change in director cash compensation from the prior year.  The Company also reimburses its directors for travel, lodging and related expenses incurred in attending Board and Committee meetings, and provides each director with travel accident and directors' and officers' liability insurance.



     B.  Stock Options/Deferrals.  On March 8, 2000, the Board of Directors

adopted the Non-Employee Director Equity Plan (the "Director Equity Plan") to

continue the purposes of the expiring Director Option Plan and to incorporate and supersede the Stock Deferral Plan for Non-Employee Directors.  On February

1, 2001, the plan was amended and restated.  The Director Equity Plan provides a means by which non-employee directors are given an opportunity to purchase stock of the Company.  The plan also permits non-employee directors to elect to receive their annual and Committee chair retainer fees and meeting attendance fees in the form of Common Stock of the Company or to defer such payments.



     The Director Equity Plan provides for an initial grant of a nonqualified option to new directors and an automatic annual grant of a nonqualified option to continuing directors on the third business day after the Company issues its press release summarizing the Company's performance for the prior fiscal year.

The initial and automatic annual option grants are the lesser of 5,000 shares or

$75,000 in face value.  The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant.  In the event of a change in control, as defined in the plan, all options outstanding to directors vest and become immediately exercisable.  Under the Director Equity

Plan, non-employee directors are also given an election to defer the receipt of annual and committee chair retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director.  The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice.  The stock units are adjusted for stock dividends, stock splits, combinations,

reclassifications, recapitalizations or other capital adjustments.  In the event of a change in control, as defined in the plan, all units are immediately payable.  Alternatively, non-employee directors may opt to be paid their fees in the form of Common Stock distributed to such director on a quarterly basis.



                              SHAREHOLDER PROPOSAL

                                  (PROPOSAL 2)



     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, beneficial owner of 1,000 shares of Common Stock, notified the Company that he intends to introduce the following resolution at the Annual Meeting.  Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and Company accept no responsibility, are set forth below.  THE BOARD OF

DIRECTORS OPPOSES THE PROPOSAL FOR THE REASONS STATED BELOW.



                            MAXIMIZE VALUE RESOLUTION



          Resolved that the shareholders of The Bombay Company, Inc. urge the The Bombay Company, Inc. Board of Directors to arrange for the prompt sale of The Bombay Company, Inc. to the highest bidder.



          The purpose of the Maximize Value Resolution is to give all The

     Bombay Company, Inc. shareholders the opportunity to send a message to the The Bombay Company, Inc. Board that they support the prompt sale of The Bombay Company, Inc. to the highest bidder.  A strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken.  Even if it is approved by the majority of the The Bombay Company, Inc. shares represented and entitled to vote at the Annual Meeting, the Maximize

     Value Resolution will not be binding on the The Bombay Company, Inc.

     Board.  The proponent however believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution:



          The prompt auction of The Bombay Company, Inc. should be

     accomplished by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.  It is expected that the Board will uphold its fiduciary duties to the utmost during the process.



          The proponent further believes that if the resolution is adopted,

     the management and the Board will interpret such adoption as a message from the Company's stockholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.



                  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION



                     STATEMENT OF THE COMPANY IN OPPOSITION

                             TO SHAREHOLDER PROPOSAL



     The Board of Directors has approved the implementation of a number of initiatives designed to enhance and maximize shareholder value during the past several years.  The Board and management believe that the value of these initiatives and future prospects of the Company would not be realized through "a prompt sale of [the Company] to the highest bidder" and, therefore, such action would not be in the best interest of the Company and its shareholders.



     The current senior management team has been in place for less than three years.  During this time, the Company has commenced a number of major initiatives.  First, it was necessary to rebuild and solidify the Company's core business, and then to implement strategies for substantial future growth.  In the Board's opinion, the first step has been largely completed and the Company has now embarked on implementing new growth opportunities.  The Board has approved, for example, a significant increase in the Company's retail square footage, further developments in its new wholesale operation and Internet presence, a supply chain initiative to enhance productivity, the expansion of the Bombay brand through international channels and the coming launch of a new children's collection of furniture and accessories.



     It is the belief of the Board that these initiatives pose substantial growth opportunities, which may not be appropriately valued in an "auction" in the manner contemplated by the proposed resolution.  In the Board's opinion, the initiation of such an auction could create a "forced sale" atmosphere which could have the effect of reducing the perceived value of the Company to a "fire sale" level, thus forcing the Company to negotiate with bidders from a position of weakness.  Moreover, the uncertainty created by a publicly announced auction could adversely affect the Company's relationships with its lenders, customers,

suppliers, employees and other constituencies, thus potentially lowering rather than raising the value of the Company.



     The Board and management welcome input from the Company's shareholders and will carefully consider meaningful suggestions it receives to increase or maximize shareholder value.  However, for the reasons set forth above, the Board of Directors unanimously urges a vote against the foregoing proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.



                        EXECUTIVE OFFICERS OF THE COMPANY



CURRENT EXECUTIVE OFFICERS



      The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:




                                       POSITION(S) HELD WITH       OFFICER OF THE
        NAME              AGE               THE COMPANY            COMPANY SINCE
Carmie Mehrlander         49     President and Chief Executive           1998
                                 Officer

Brian N. Priddy           44     Executive Vice President,               1998
                                 Operations

Steven C. Woodward        44     Senior Vice President,                  1998
                                 Merchandising

Jack C. Beuttell          53     Vice President, International           2000
                                 Strategies

Elaine D. Crowley         42     Vice President, Chief Financial         1996
                                 Officer  and Treasurer

James D. Johnson          54     Vice President, Human Resources         1998

Cathy S. Pringle          49     Vice President, Marketing               1998

Michael J.                44     Vice President, Secretary and           1985
Veitenheimer                     General Counsel

BUSINESS EXPERIENCE



      Information concerning the business experience of Ms. Mehrlander is provided under the section entitled "Election of Directors."



      Brian N. Priddy was named Executive Vice President, Operations on February

8, 2001, after having served as Senior Vice President, Store Operations since

April 27, 1998.  Prior to joining Bombay, Mr. Priddy served as District General

Manager and a member of the Senior Strategic Leadership Team for Sears, Roebuck

and Company from July 1993 to April 1998 and as Regional Merchandise Manager

(Furniture/Hardlines) for Montgomery Wards from September 1992 to July 1993.

From May 1991 until September 1992, Mr. Priddy served as Director of Stores for the Lillie Rubin chain of specialty stores and from November 1984 to April 1991 as Regional Vice President of Store Operations for Maison Blanche department stores.



      Steven C. Woodward was named Senior Vice President, Merchandising on

August 3, 1998.  His responsibilities include buying, concept and product development, planning, allocation, multinational sourcing and quality assurance.

Mr. Woodward came to Bombay from Service Merchandise where he was the Vice

President of the Home Store Merchandise group from November 1997 to July 1998.

Prior thereto, Mr. Woodward held various positions at Pier 1 Imports from August

1992 to October 1997, including Vice President of Furniture, Textiles and

Decorative Accessories.



      Jack C. Beuttell joined Bombay as Vice President, International Strategies on October 9, 2000.  Before coming to Bombay, Mr. Beuttell served as Director of

International Marketing and Sales for Ben & Jerry's Homemade, Inc. from 1997 to

2000.  In this position he was responsible for all marketing, sales, operations and franchising activities outside the United States.  Prior thereto, Mr.

Beuttell served as Senior Vice President, Marketing and Product Development for

Galoob Toys, Inc. from February 1996 through February 1997 and as Executive Vice

President, International for YES! Entertainment Corporation from March 1993 to

February 1996.  Mr. Beuttell began his 30 year international business career with Cheseborough-Ponds's International in 1970, and has held executive positions since with Mattel, Inc., Atari, Inc. and Matchbox Toys USA.



      Elaine D. Crowley was named Vice President, Chief Financial Officer and

Treasurer on December 11, 2000.  Prior thereto, she was Vice President, Finance and Treasurer since January 25, 1996, after having served as Corporate

Controller since January 1995.  Ms. Crowley acted as Executive Vice President,

Operations of The Bombay Company division from January 1994 to January 1995,

Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990.  Ms. Crowley was with Price Waterhouse from

1981 to 1990.



      James D. Johnson joined Bombay on August 17, 1998, as Vice President,

Human Resources.  Prior thereto, Mr. Johnson served as Regional Human Resources

Manager for Sears Product Service for the Dallas and Memphis Region, and as

District Human Resources Manager for Sears Retail Organization from December

1994 to August 1998.  Prior thereto, Mr. Johnson was employed by Federated

Department Stores in the Abraham & Strauss division from August 1982 to December

1994 as Area Director of Human Resources, Director of Human Resources/Operations

and Merchandising Group Manager.  Mr. Johnson began his retail human resources career at Macy's Department Stores where he was employed from 1974 to 1982.



      Cathy S. Pringle joined the Bombay management team on September 9, 1998,

from Paging Network, Inc. in Dallas, Texas where she served as Vice President

Marketing, Paging Products and Services from 1996 to 1998.  Prior to Paging

Network, Inc., Ms. Pringle was Director of Marketing for the Printing and

Publishing Division of Jostens during 1995 and 1996.  Ms. Pringle began her marketing career at Rubbermaid Incorporated, where she served as Group Product

Manager during 1994-1995, Senior Product Manager during 1993-1994, Product

Manager from 1989 to 1993 and as Marketing Coordinator from 1986 to 1989.



      Michael J. Veitenheimer was named Vice President effective August 4, 1994,

and has served as Secretary of the Company since July l, 1985, and General

Counsel since December 1983.  From 1983 to 1985 he was Assistant Secretary of

the Company.  Prior thereto, Mr. Veitenheimer was in private practice of law in

Fort Worth, Texas.



TERMS OF OFFICE; RELATIONSHIPS



      The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices.  Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.



      There are no family relationships among the executive officers, and there are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.



                             EXECUTIVE COMPENSATION



SUMMARY COMPENSATION TABLE



      The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers as of February 3, 2001.




                            SUMMARY COMPENSATION TABLE
                                                         Long-Term
                                                        Compensation

Name and Principal Fiscal      Annual        Other        Awards
     Position        Year   Compensation    Annual                          All
                           Salary  Bonus   Compen-   Restricted  Stock      Other
                             ($)   ($)     sation(1) Stock (2)   Options    Compensation(3)
                                             ($)       ($)         (#)      ($)
Carmie Mehrlander,  2000  480,769  226,800   -         0         125,000    14,892
Chairman of the     1999  340,385  153,593   -         0         120,000    14,983
Board, President    1998  276,923  150,000   -         341,250   280,000    2,432
and Chief                                              (4)
Executive Officer
(5)


Brian N. Priddy,    2000  235,289  84,000    -         0         70,000     11,322
Executive Vice      1999  188,077  67,497    -         0         100,000    6,931
President,          1998  147,174  43,200    -         74,063    50,253     1,061
Operations (5)                                         (4)


Steven C.           2000  263,654  96,600    -         0         60,000     8,116
Woodward,           1999  226,154  76,542    -         0         70,000     6,081
Senior Vice         1998  100,962  42,000    -         83,438    85,000     446
President,                                             (4)
Merchandising(5)


Michael J.          2000  181,058  62,261    -         0         30,000     10,162
Veitenheimer,       1999  165,000  53,098    -         0         32,000     8,655
Vice President,     1998  165,000  23,000    -         0         34,200     9,473
General Counsel
& Secretary


Elaine D. Crowley,  2000  164,231  48,792    -         0         51,000     6,924
Vice President,     1999  145,000  41,720    -         0         26,000     7,507
Chief Financial     1998  145,000  16,000    -         0         26,200     8,067
Officer and
Treasurer


(1)  "Other Annual Compensation" is intended to cover forms of annual compensation not properly categorized as salary or bonus, including perquisites.  No named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.

(2)  At the end of Fiscal 2000 the Company had restricted stock awards outstanding covering 49,500 shares of stock, with a total value of

     $274,414 based upon the closing market prices on the dates of grant.  The restricted share grants made in 1998 vest over three years following the dates of grant.  Dividends will not be paid on the restricted stock.

(3)  The totals in this column reflect the aggregate value of the Company contribution to each named executive under the 401(k) Savings Plan,

     Supplemental Stock Plan, Executive Disability Plan and life insurance.  For the fiscal year ended February 3, 2001, these amounts were as follows:

     Carmie Mehrlander: $9,362; $3,477; $1,178; and $875.  Brian N. Priddy:

     $7,384; $2,275; $1,178; and $485.  Steven C. Woodward: $6,294; $101;

     $1,178; and $543.  Michael J. Veitenheimer: $7,010; $1,618; $1,178; and

     $356.  Elaine D. Crowley: $5,015; $439; $1,178; and $292.

(4)  Ms. Mehrlander's restricted stock award represented 60,000 shares, which have fully vested and been distributed.  Mr. Priddy's restricted stock grant represented 15,000 shares and the final 9,000 shares will vest on

     April 27, 2001.  Mr. Woodward's restricted stock grant represented 15,000 shares and the final 10,500 shares will vest on August 3, 2001.

(5)  Ms. Mehrlander joined the Company on February 12, 1998.  Mr. Priddy joined the Company on April 27, 1998.  Mr. Woodward joined the Company on August

     3, 1998.  For each, compensation for Fiscal 1998 represents partial years.

     Mr. Priddy was named Executive Vice President, Operations on February 8,

     2001.

STOCK OPTION GRANTS



      The following table provides information, with respect to grants under the

1996 Long-Term Incentive Stock Plan to the individuals named in the Summary

Compensation Table, during the fiscal year ended February 3, 2001.


                      OPTION GRANTS IN LAST FISCAL YEAR

                               Percent of
                                  total                              Grant Date
                      Options    options    Exercise or              Present
                      Granted  granted to   base price   Expiration  Value $
        Name          (#) (1)   employees  ($ share) (2)    Date       (3)
                                   in
                               fiscal year

Carmie Mehrlander    125,000        15%       $3.94        2/02/10     $308,575



Brian N. Priddy      70,000         9%        $3.94        2/02/10     $172,802




Steven C. Woodward   60,000         7%        $3.94        2/02/10     $148,116




Michael J.           30,000         4%       $3.94         2/02/10     $74,058
Veitenheimer




Elaine D. Crowley    51,000         6%     26,000 @ $3.94  2/02/10     $64,184
                                           25,000 @ $2.06  12/18/10    $31,383


(1)  Grants of options to purchase shares of Common Stock under the 1996 Long-

     Term Incentive Stock Plan vest from the date of grant at a rate of 33% per year for three years and expire on the tenth anniversary of the date of grant.  The Plan contains a provision which provides that, in the event of a change in control, as defined therein, all options granted under the Plan immediately vest and become exercisable for a period of 60 days after the effective date of such change in control.



(2)  Exercise price is equal to the closing price of the Common Stock on the New

     York Stock Exchange Composite Tape on the date of the grant.



(3)  The grant date present values per option share were determined by using the

     Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.  The options expiring on February 2, 2010 had a grant date present value of $2.4686 per option share and the options expiring December 18, 2010 had a present value of $1.2553 per option share.  The Black-Scholes valuation model was based upon the following assumptions:  volatility of 59.8% based on a historical daily average over a six-year period, expected life of options at six years; no expected dividends and by using a risk-free interest rate range of 5.2% to 6.8%.


STOCK OPTION EXERCISES AND HOLDINGS



      The following table provides information with respect to the exercise of options by the individuals named in the Summary Compensation Table during the last fiscal year and the value of unexercised options held as of February 3,

2001.


    AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES
                                                                   Value of
                                                Number of      Unexercised In-
                        Shares                 Unexercised          the-
                       Acquired     Value   Options at 2/3/01 Money Options at
                     on Exercise  Realized    Exercisable/       2/3/01 (1)
        Name             (#)         ($)      Unexercisable   ($) Exercisable/
                                                               Unexercisable
Carmie Mehrlander         0           0         170,334 /         0 / 0
                                                354,666
Brian N. Priddy           0           0         78,504 /          0 / 0
                                                141,749
Steven C. Woodward        0           0         88,335 /         0 / 0
                                                126,665
Michael J.                0           0         120,765 /        0 / 0
Veitenheimer                                    58,534
Elaine D. Crowley         0           0         111,797 /        0 / 15,000
                                                74,465

(1)The closing price of the Company's Common Stock on February 2, 2001, was

   $2.66 per share.


TERMINATION AGREEMENTS



      On August 28, 2000, the Company entered into an Executive Severance

Agreement with Ms. Carmie Mehrlander.  Pursuant to the contract, separation without cause entitles Ms. Mehrlander to 18 months base salary continuation plus the then current year's bonus and benefits for the continuation period, subject to offset by earnings from subsequent employment.  In the event of termination of her employment within 12 months following a change in control, Ms. Mehrlander is entitled to receive two years of compensation, including medical benefits.

In addition, all stock options and restricted stock previously granted shall vest and the options shall become exercisable for a one-year period following the change of control.



      On April 27, 1998, the Company hired Mr. Brian N. Priddy as Senior Vice

President, Store Operations.  Pursuant to Mr. Priddy's offer letter, if his employment is terminated without cause after the first year, he is entitled to compensation of up to 12 months base salary, six months guaranteed and six months subject to offset by earnings from subsequent employment.  Upon a change of control, all stock options and restricted stock vest and the severance pay provisions would be activated.



      On August 3, 1998, the Company hired Mr. Steven C. Woodward as Senior Vice

President, Merchandising.  Pursuant to Mr. Woodward's offer letter, if his employment is terminated without cause, he is entitled to severance compensation of six months base salary.  Upon a change of control, all stock options and restricted stock immediately vest and become exercisable or deliverable on the date of the change of control.



      On October 9, 2000, the Company hired Jack C. Beuttell as Vice President,

International Strategies.  Pursuant to Mr. Beuttell's offer letter, if his employment is terminated without cause during the first year, he is entitled to six months continuation of base salary.  During the second year of employment,

if he is terminated without cause, the severance compensation shall be six months continuation of base salary, subject to offset by any earnings from subsequent re-employment.  Upon a change of control, all stock options will vest and become exercisable on the date of the change of control, and a severance provision would be activated providing for salary continuation for up to nine months, subject to offset by earnings for re-employment.



COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT



      The Compensation and Human Resources Committee of the Board of Directors

(the "Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers.  The

Committee consists of three independent, non-employee directors.  All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.  The Committee has been re-formulated due to the retirement of three of its former members.  Ms. Barbara Bass was and continues to serve as Chair.  Most decisions related to the Fiscal 2000 compensation plan design and results were made by the prior Committee members,

but the current Committee members concur with those decisions and have approved this report.



      Compensation Philosophy.  The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives which create a strong focus on growth in earnings per share and the enhancement of shareholder value.  This program consists of competitive base salaries, a bonus program based on successfully achieving predetermined financial and individual performance goals and a heavy emphasis on equity ownership.  These compensation elements address both short-term and long-term performance goals.  It is understood that the Company's success and ability to properly manage its growth and improved shareholder return depend, to a significant extent, both upon the performance of the Company's current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future.  It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company.  With these understandings, the Committee used the following principal objectives to establish the Fiscal 2000 compensation plan:



(1)Officer total compensation was targeted at the 50th to 75th percentile of market levels as demonstrated by competitive data;



(2)An annual incentive plan design was utilized with a variable pay component to insure the universal understanding and practice of a "pay for performance" philosophy;



(3)A variable pay component was incorporated that provided flexibility to appropriately assign bonus dollars to key performers;



(4)The retention of key management resources was a high priority; and



(5)Equity ownership by senior management needed to continue to grow.



      The Company has elected to use the Standard & Poors Retail Stores

Composite Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement.  However, in reviewing compensation issues, the Committee focuses on a narrower group of retailers (the "Comparative

Group"), along with national survey data.  The Comparative Group is reviewed by the Committee annually and changes to the group are made as necessary for comparability purposes.  The Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent.  In the selection process, the following criteria are used: first, the company is in the business of specialty retail, with revenues of $200 million to approximately $1 billion; and second, a preference is given to home furnishings retailers (mall and non-mall) and to mall-based retailers in other merchandise categories with operating, growth and earnings characteristics similar to the Company. The

Comparative Group used for Fiscal 2000 consisted of 16 companies, the majority of which are not in the Retail Stores Composite Index.  To further refine comparability, the Committee also reviews compensation practices for a modified peer group containing the nine companies in the Comparative Group closest to

Bombay in net sales volume.



      Base Salaries.  The Committee reviews and approves salaries for the CEO and the other executive officers on an annual basis.  Recommended base salaries are reviewed and set based on information derived from the Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contribution.  In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels.  Salaries of Company executives are generally set at or near median levels.  The Committee determined, after a review of comparative data, that the salary levels at the executive positions needed to be adjusted to competitive levels.  The Committee gave increases to all officers to maintain median competitive base salary levels in relation to the Comparative Group and to recognize the assumption of additional responsibilities.  In the executive officer group, salaries for the fiscal year represented a range of approximately 60% to 70% of projected total annual compensation.



      Annual Incentive Bonus.  Annual incentive bonuses for executive officers are designed to satisfy the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance.  To carry out this philosophy, the Company implemented the shareholder-approved Executive Management Incentive Compensation Plan (the

"Incentive Plan"), which is a pay-for-performance plan intended to motivate and reward executive officers by directly linking cash bonuses to specific corporate financial targets.



      The Incentive Plan provides that a bonus pool is created based upon measurements of shareholder return, principally on improvement in earnings.  The bonus pool is derived by setting aside a fixed percentage of pre-tax profits and contains a profit threshold that must be met for the payment of any bonus based on profitability.  The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds are established by the Committee and approved annually by the Board of Directors.

The Incentive Plan also provides the Committee with the flexibility to make a portion of annual incentive bonus based upon individual performance of the officer.



      For Fiscal 2000, profitability in excess of the approved thresholds would generate bonus dollars to be divided between discretionary and automatic formula awards based upon predetermined allocations of the bonus pool dollars.

Achievement of the business plan provided bonus dollars available for distribution with 80% based upon Company performance and with the balance based upon individual performance for officers at the Vice President level.  Bonuses for the CEO and Senior Vice Presidents were wholly based upon Company performance.



      Compensation Results.  The Company's performance for the period ended

February 3, 2001, exceeded the minimum profit threshold criteria established for the fiscal year such that profit-based bonuses were earned at approximately 84%

of targeted levels.  Additionally, the Committee utilized its discretionary authority to grant bonuses based upon individual performance of the executive officers, where applicable.  These bonuses are reflected in the Summary

Compensation Table.



      Stock Options/Equity Ownership.  The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value.  To further this goal, in

Fiscal 2000, members of Senior Management were awarded incentive and non-

qualified stock options.  These grants, made by the Committee under the 1996

Long Term Incentive Stock Plan, are reflected in the "Summary Compensation" and

"Option Grants in Last Fiscal Year" tables contained in this Proxy Statement.



      Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Committee, generally once per year.  The number of shares covered by such awards are determined based upon benchmarks for comparable positions and an assessment of the individuals' performance.  The Committee considers the recommendation of and relies on information provided by the CEO in determining awards to be granted to the non-CEO executive officers.  The Company has used stock options which, when awarded, are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant.  Options typically vest over a three-year period (33% per year) and are not dependent on further individual performance criteria.  The

Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company.  It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.



      CEO Compensation.  Ms. Carmie Mehrlander served as CEO for the fiscal year.  She was paid a base salary of $480,769 for the period.  Since the Company exceeded the minimum threshold of earnings improvements, Ms. Mehrlander was paid a bonus of $226,800 for Fiscal 2000.  Additionally, on February 2, 2000, Ms.

Mehrlander was granted incentive and nonqualified stock options covering 125,000 shares, priced at $3.94 per share, which will vest equally over a three-year period from the date of grant.



      Impact of Section 162(m) of the Internal Revenue Code.  The Committee has

considered the potential impact of Section 162(m) of the Internal Revenue Code,

which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations,

unless, in general, such compensation is performance-based and approved by shareholders.  It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws.  To maintain this deductibility, the Committee adopted and the Board of Directors and shareholders approved the Incentive Plan, along with the 1996 Long-Term

Incentive Stock Plan.


      The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders.  The Committee is of the opinion that the Company's compensation plans meet these important requirements.



                                             Barbara Bass, Chairperson

                                             Julie L. Reinganum

                                             Bruce R. Smith



1996 - 2001 SHAREHOLDERS' TOTAL RETURN GRAPH



      The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Retail Stores Composite Index for the five-year period ended

January 2001.  The return values are based on an assumed investment of $100, as of the close of business on the last day of January 1996, in the Company's

Common Stock and in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last day of January for each subsequent year through January 2001.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX

                    AND THE S&P RETAIL STORES COMPOSITE INDEX


                                1/96    1/97      1/98     1/99    1/00     1/01
THE BOMBAY COMPANY, INC.      $100.00  $80.43    $79.35    $77.17  $68.49   $40.70
S&P 500                       $100.00  $126.34   $160.34  $212.43  $234.41  $232.30
S&P RETAIL STORES COMPOSITE   $100.00  $119.37   $177.01  $290.14  $290.56  $310.59

  *       $100 invested on 1/31/96 in stock or index - including reinvestment of dividends.  Fiscal year ending February 3.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange

Commission and the applicable national stock exchange.  Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.



      Based solely on a review of the copies of such forms furnished to the

Company and written representations from the executive officers and directors,

the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent

(10%) were complied with during the fiscal year ended February 3, 2001, except that the Form 3 for Mr. Nigel Travis was filed one day late.



                              CERTAIN TRANSACTIONS



      In August 1999, the Board of Directors approved an Executive Stock

Purchase Plan (the "Plan") pursuant to which certain executive officers of the

Company were given the opportunity to purchase up to specified amounts of Common

Stock of the Company at current market prices as of the time of each purchase.

The Company agreed to loan to the executive officers the amount required to purchase the Common Stock pursuant to the Plan, but the loans are not collateralized by the Common Stock.  All principal and accrued interest on the loans is payable at the end of a three-year term, with such interest to accrue at the Applicable Federal Rate for the month in which the Common Stock was purchased.  The Plan provides that if any of the Common Stock is sold within the three years following the date of purchase, any sales proceeds per share over the purchase price per share must be paid to the Company unless at the time of the sale all principal and accrued interest on the loan used to purchase the

Common Stock has been paid to the Company.  As of March 1, 2001, loans pursuant to the Plan were outstanding to the following executive officers of the Company in the following amounts, including principal and accrued interest at the weighted average rate of interest per annum shown.  These amounts represent the maximum indebtedness of each executive under the Plan.


                                   Weighted Average Rate
                         Amount    of Interest Per Annum
Carmie Mehrlander       $318,937           5.81%
Brian N. Priddy         $157,381           6.01%
Steven C. Woodward      $156,709           6.01%
Cathy S. Pringle        $79,194            5.85%



                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS



      The Board of Directors selected PricewaterhouseCoopers LLP as independent accountants to audit the books, records and accounts of the Company for Fiscal

2000.  PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1975 and is, therefore, familiar with the affairs and financial procedures of the Company.  To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as independent accountants.

      A representative of the firm is expected to be present at the Annual

Meeting on May 17, 2001, to answer questions and, if necessary, will be afforded an opportunity to make a statement regarding the financial statements.



                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS



      A shareholder desiring to submit a proposal for inclusion in the Company's

Proxy Statement for next year's Annual Meeting, which is expected to be held on or about May 16, 2002, must deliver the proposal so that it is received by the

Company no later than December 7, 2001.  The Company requests that all such proposals be addressed to Michael J. Veitenheimer, Vice President, Secretary and

General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas

76107, and mailed by certified mail, return receipt requested.  In addition, the

Company's Bylaws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company no later than 45 days before the anniversary of this year's Annual Meeting which, for next year's Annual Meeting, will be April 2, 2002.



                                     GENERAL



      The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 3, 2001, as filed with the Securities and Exchange Commission, including the financial statements and schedules.  Such report will be filed with the Securities and Exchange

Commission on or before May 4, 2001.  Requests for copies of such report should be directed to Michael J. Veitenheimer, Vice President, Secretary and General

Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth,

Texas 76107.



REPORT TO SHAREHOLDERS



      The Annual Report to Shareholders of the Company for the fiscal year ended

February 3, 2001, has been forwarded to all shareholders.  The Annual Report,

which includes audited financial statements, does not form any part of the material for the solicitation of Proxies.



      Please either date, sign and return the enclosed Proxy or vote by phone or

Internet using the instructions on the Proxy card at your earliest convenience.

A prompt vote of your Proxy will be appreciated, as it will save the expense of additional solicitation.



                                            By Order of the Board of Directors





                                                     MICHAEL J. VEITENHEIMER

                                                    Vice President, Secretary

                                                       and General Counsel